Exhibit 10.44

English Translation

Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.

and

Shanghai Mecox Lane International Mailoder Co., Ltd.

Building Extension and Lease Agreement

about

Premises of 420 Shulin Road Xinqiao Town

February 28, 2008

Content

Building Extension and Lease Agreement

about

Premises of 420 Shulin Road Xinqiao Town

This Agreement is made at 420 Shulin Road, Songjiang District of Shanghai on February 28, 2008 by and between:

Party A: Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.

Party B: Shanghai Mecox Lane International Mailoder Co., Ltd.

Whereas, Party B (Shanghai Mecox Lane International Mailoder Co., Ltd.) has rented from Party A (Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.) five Premises located at 420 Shulin Road, Xinqiao Town, Songjiang District, Shanghai. Both parties have built a good cooperation relationship. To meet the further demand on the premises and to provide good operation premises for the development of Party B, both parties agree upon friendly negotiation that Party A shall progressively convert the 3 villas to the right (southeast) of the front gate and No.6 and No.7 Buildings (numbers for the plant design issued on September 18, 2005 and currently are No.4 and No.5 Premises of the logistics department of Mecox Lane) to two independent five-storey standard premises (hereinafter the “Premises”), of which the total construction area shall be not less than 30,000 square meters and which shall be sublet to Party B with the lease term expiring on December 31, 2013.

Party A and Party B, on the basis of equality, voluntariness and unanimity, have entered into the following agreement in respect of the construction and leasing of the Premises.

Article 1 Prerequisite

This Agreement is made on the basis of the following prerequisite:

1.	Party B needs to further expand its space for business for the development of its production and operation. The plan of Party A to build the new Premises satisfies the development of Party B’s production and operation. Party B agrees to rent the Premises to satisfy the needs of its future production and business.

2.	Under the prerequisite that Party B agrees to rent the Premises and in order to satisfy Party B’s demand of space for future production and business, Party A decides to carry out the plan to build new Premises.

Article 2 The Scale and Standard of the Premises

1.	The Scale of the Premises shall be: to progressively convert the 3 villas to the right (southeast) of the front gate and No.6 and No.7 Buildings (currently No.4 and No.5 Premises of the logistics department of Mecox Lane) to two independent five-storey standard premises (hereinafter the “Premises”), of which the total construction area shall be not less than 30,000 square meters and which shall be of Class C Item 2 of the construction industry standards. Details in the design shall prevail.

2.	The total height of each building shall be not more than 24 meter, i.e., it shall be 5.5 meters high for the 1st floor and 4.3 meters high for the 2nd floor and the above floors.

3.

The loading capacity of the Premises is 1,000KG per square meter for the 1st floor and 500KG per square meter for the 2nd floor and the above floors (details in the design shall prevail). In the event that the loading capacity of the floors does not reach the designed standard, which results in the collapse of the Premises, Party A shall be liable for the losses. In the event that Party B overloads the floors beyond the designed standard of the loading capacity, which causes damage to the Premises, Party B shall be liable for the losses.

4.	Four freight elevators shall be installed in each Premise in accordance with the designed standard. Party A shall cover the purchasing cost for three freight elevators and Party B shall cover that for one elevator of the same brand and type. The brand, price and contract of the elevators ordered by Party A shall be confirmed by Party B before purchasing. The cost in relation to the elevators (of which the audit shall prevail) shall be shared as follows: Party A shall cover the cost of three elevators and Party B shall cover that of one elevator.

5.	Party A shall be responsible for the construction of the pump house of the Premises (including pools, pumps, control system and equipments). Fire-risers shall be built to each floor by Party A. The lessee shall be responsible to install crossing pipes, sprayers and fire-control devices on each floor. The installation of fire-control devices by Party B shall be conducted at the same time with the construction of Party A in accordance with the construction plan. Both parties shall jointly complete the inspection of the fire-control and bear the cost that they are respectively responsible for. In the event that installation of an exhaust system is required by the design, Party B shall be responsible for such installation.

6.	Party A ensures that the Premises shall comply with the national standard of quality.

Article 3 Time to Hand Over the Premises

1.	The construction of the first building of the Premises (on the basis of the land where the villas were located) shall start at the beginning of 2008. Such building shall be handed over to Party B with an acceptance of civil engineering before March 31, 2009. The construction of the second building of the Premises (on the basis of No. 4 and No. 5 Premises of the logistics department of Mecox Lane) shall start at the beginning of 2009. Such building shall be completed and handed over to Party B at the beginning of 2010. Both parties shall handle the procedures for handing over the Premises timely.

2.	The actual time to construct the second building of the Premises shall be confirmed after Party B begins to use the fist one (not more than three months). The procedures of applying to construct for the two buildings shall be handled in the same time. In the event that Party B decides not to construct the second building, the prophase fees of construction application, design, and so on, shall be born by Party B (of which the audit shall prevail).

3.	During the tenancy, the premises already leased out shall not be demolished within 5 years, except for those needing to be demolished for the construction of the Premises, that is, the tenancy for the premises already rent by Party B shall extent to December 31, 2013, the same with the Premises.

Article 4 Lease Term

The lease term of each building of the Premises rented by Party B shall expire on December 31, 2013. Upon the expiration of the lease term, Party B shall have the priority to renew the lease on the same condition through negotiation by both Parties.

Article 5 Rental-free Period

The rental-free period shall be 2 months for each building of the Premises. If the Premises are handed over during the spring holidays, rental-free period shall be extended for half a month.

Article 6 Rent

1.	The rent for the Premises shall be RMB0.65 per day per square meter. The construction area of the Premises shall be subject to that on the ownership certificate. In the event of inconsistency of the area, the rent shall be adjusted according to the difference of the area.

2.	The rent for those premises already rent shall rise by 10% to RMB0.638 per day per square meter upon the expiration of the existing lease contract (the original term).

3.	For the Premises to be demolished, Party B shall no longer pay the rent or the property management fees from the starting date of the demolishment.

Article 7 Method of Payment

The rent shall be pre-paid monthly. Party B shall pay Party A before the 5th day of every month the rent of the next month (for the Premises already handed over to Party B). The method of payment shall be bank transfer.

Article 8 Deposit

1.	To ensure the smooth progress of the construction of the Premises, both parties agree that, Party B shall pay Party A a construction Deposit in an amount of RMB2 million for the construction of the first building of the Premises (on the basis of the land where the villas were located) within 10 days after the execution of this Agreement. After the first building of the Premises is completed and handed over to Party B, RMB0.5 million of the Deposit shall be converted to the rental Deposit, and the remains (RMB1.5 million) shall be returned to Party B without interest within 10 days from handing over the Premises. In the event of any delay for such return, Party A shall pay a penalty charged at the rate of 0.3% for every single day of the delay. By expiration of the tenancy, Party A shall return the rental Deposit to Party B without interest after fees between both parties are settled.

In the event of Party B’s breach of this Agreement for refusing to rent the Premises after Party A has conducted the construction in accordance with this Agreement and removed the 3 villas to the right (southeast) of the front gate, the Deposit shall belong to Party A.

2.	In the event that both parties determine that Party A shall construct the second building of the Premises (on the basis of No.4 and No.5 Premises of the logistics department of Mecox Lane) at the beginning of 2009, Party B shall pay Party A the construction Deposit in an amount of RMB2 million for the construction of the first building of the Premises within 10 days from the written decision of the construction by both parties. After the second building of the Premises is completed and handed over to Party B, RMB0.5 million of the construction Deposit shall be converted to the rental Deposit, and the remains (RMB1.5 million) shall be returned to Party B without interest within 10 days from handing over the Premises. By expiration of the tenancy, Party A shall return the rental Deposit to Party B without interest.\ after fees between both parties are settled. In the event of Party B’s breach of this Agreement for refusing to rent the Premises, the Deposit shall belong to Party A.

Article 9 Property Management Fees and Other Fees

1.	The property management fees for the Premises rented by Party B shall be RMB1.50 per month per square meter, which shall be born by Party B.

2.	Party B shall bear the fees for water, electricity, telecom and all other fees incurred from the actual use of the Premises by Party B.

Article 10 Inner Decoration of the Premises

1.	Party B shall be responsible for the inner re-decoration of the Premises. The design plan shall be forwarded to Party A for approval.

If the event that Party B needs to decorate the Premises (including re-decoration within the tenancy), it shall summit a written application to Party A and forward the design to Party A for approval. Party A shall reply in writing within three to five working days on receipt of Party B’s application. Provided that it will not affect the main structure of the Premises, the construction shall be conducted in accordance with the municipal regulations regarding the property management and comply with the rules regarding the electricity and fire-control security and other related laws and regulations.

2.	The inner re-decoration of the Premises shall comply with the national fire-control security standard. Party B shall use qualified fire-control devices enough in quantity. The fire-control devices for the re-decoration shall be prepared by Party B. Party B shall not produce, store or bring anything flammable or explosive in the Premises.

3.	Party B shall take good care of the facilities such as the fire hydrant and fire halter inside or outside the Premises. Party B shall not use them without permission or damage them.

4.	If damage or fire to the Premises due to Party B’s reason results in losses of Party A, Party B or any other person, the responsible party shall be liable for the compensation. In the event that the fire due to the reason of the Premises such as the aging circuit of electricity results in losses of Party A, Party B or any third party, the responsible party shall be liable for the compensation.

Article 11 Warranties of Party A

1.	Party A shall construct and hand over the Premises on time and ensure the quality of the construction.

2.	Party A shall not interfere with Party B’s production and business activities within its business scope in the Premises.

3.	Party A shall maintain the construction site when constructing the new Premises and ensure that the construction will not affect Party B’s production and business. Party A shall enter into an agreement for the maintenance of the construction site with the constructor, which shall make clear of the responsibilities of the constructor.

4.	In the event of any damage of the Premises due to the quality problem or natural wastage (excluding the quality problem of Party B’s decoration), Party A shall repair it at its own cost. If Party A fails to repair it promptly, which affects Party B in the use of the Premises, Party B may repair it instead at the cost of Party A. In the event of the damage of the Premises or facilities due to the improper use of Party B, Party B shall immediately repair it at its own cost.

5.	Party B has the use right of the Premises within the tenancy. During the tenancy, in the event hat the whole or any part of the ownership of the Premises is transferred, or on which encumbrances are set up, it shall not affect Party B’s normal use of the Premises.

Article 12 Warranties of Party B

1.	Party B shall pay the rent for the Premises and all other payable fees on time.

2.	Party B shall not sublet or lend the Premises to any other person in any way without written consent of Party A.

3.	Party B shall use the Premises for regular production and business and shall not change the usage of Premises or engage in illegal activities or activities harmful to the main structure of the Premises and security. Party B shall not overload the Premises.

4.	Party A shall provide regular water supply in accordance with the requirement of the design of the Premises. If Party B needs to expand the capacity of electricity, Party A shall assist Party B in applying for such matter with related department at the cost of Party B.

5.	Party B shall handle the procedures of fire-control for the re-decoration and be responsible for the fire-control of the Premises within the tenancy.

6.	Party B shall not change the main loading structure of the Premises.

7.	Party B shall comply with the property management policy of Party A and the rules and regulations regarding the security, fire control, environmental protection, and so on.

8.	During the tenancy, Party B shall improve its management policies of business and safety production, take good care of its property such as production equipment and office facilities, and assist Party A in the work of security.

9.	Party B shall properly handle the wastes produced in production and life and maintain a good environment for production and business.

10.	On expiration of the tenancy, Party B shall return the Premises in a condition consistent with the Premises having been used normally.

Article 13 Condition of the Premises When Returned

1.	Party B shall inform Party A whether to renew the tenancy or not upon a written notice not later than three months prior to the expiration of the tenancy. Unless the renewal is agreed by both parties and a contract for the renewal is entered into, Party B shall return the Premises on the expiring date of the tenancy hereof. If Party B delays to return the Premises without the consent of Party A, Party B shall pay extra fees for occupation of the Premises charged at the rate of 0.3% of the daily rent for every single day of the delay in addition to the rent. If the delay lasts for over a month, the occupation fees of the Premises shall be double of the daily rent.

2.	Party B shall return the Premises in a condition consistent with the Premises having been used normally (except for natural wastage). Party A shall inspect the Premises when the Premises are returned and the parties hereto shall settle the fees that they are respectively responsible for.

3.	By termination or cancelation of this Agreement, Party A is entitled to take back the Premises.

Article 14 Sublet and Transfer

Except otherwise agreed by Party A in the supplemental provisions hereto or any other written document, Party B shall not sublet the whole or part of the Premises to any other person.

Article 15 Conditions of Termination of this Agreement

1.	In the event of any of the following situations, either party may terminate this Agreement upon a written notice three months in advance. By termination of this Agreement, Party B shall return the Premises and both parties shall settle the fees that they are each responsible for. The termination stipulated under this article shall not affect the settlement of fees between both parties and the return of the Premises.

(1)	The Agreement cannot be performed due to Force Majeure;

(2)	The Agreement cannot be performed because of the urban planning, municipal construction or re-construction, security of fire-control, and so on;

(3)	The occurrence of other matters, on which both parties agree to terminate this Agreement.

2.	During the period of construction, neither party may terminate this Agreement except for the termination conditions under the above first section of this article. In the event that either party terminates this Agreement during the period of construction or any other breach of contract causes that the prerequisite stipulated in Article 1 hereof fails to be realized, the responsible party shall pay a compensation equal to the annual rent.

3.	Party A may terminate this Agreement and take back the Premises, including the decoration and attachments of Party B, on the occurrence of any of the following situations within the tenancy. Any losses thus incurred shall be compensated for by Party B. Party B shall pay liquidated damages equal to the rent of 6 months. If the liquidated damages are not sufficient to mark up fo the losses suffered by Party A, Party B shall further pay the difference between the losses and the liquidated damages.

(1)	Party B changes the usage of the Premises without permission;

(2)	Party B sublets the Premises or exchange the Premises with other tenant for its leased premises without consent of Party A; Party B sublets, lend or subcontract the Premises without consent of Party A.

(3)	Party B defaults on the payment of the rent or fails to pay the rent and fees for water and electricity on time. The rent or fees in arrears by Party B accumulatively reach two months.

Article 16 Force Majeure

In the event that either party fails to perform any article hereof due to Force Majeure events such as war, earthquake, typhoon, flood, fire, and so on, it shall inform immediately the other party in writing and, within 15 days, provide details of the Force Majeure event, documents of the reason and effective proof for the failure or delay of the performance of the Agreement and other written materials.

According to the impact of the Force Majeure on the performance of the Agreement, both parties may decide by negotiation whether to terminate, partly relieve or delay the performance of the Agreement.

Article 17 Liabilities for Breach of Contract

1.	Except otherwise stipulated hereof, if either party breaches this Agreement, the defaulting party shall pay liquidated damages equal to the rent of at least six month of the Premises to the other party. In the event of any property losses, the responsible party shall be liable for the compensation.

2.	Party B shall pay the rent and related fees on time. If the fees have been overdue for more than 2 months, Party B shall pay Party A the liquidated damages equal to double of the daily rent for every single day of the delay of payment.

3.	On the occurrence of any breach of contract, the observing party may have option to terminate or continue to perform this Agreement. If the observing party requires to continue this Agreement, the defaulting party shall nevertheless continue to perform this Agreement no matter whether it has actually paid the liquidated damages, compensation and the penalty for delay or not.

4.	If any other breach of contract by the parties occurs, the responsible party shall bear the liabilities for such breach.

Article 18 Severability

At any time, in the event that any provision of this Agreement is declared to be invalid, illegal or unenforceable or cannot be performed in any part by any judicial authorities having jurisdiction, such provision shall be deleted from this Agreement under the permission of applicable laws, which shall not affect or harm the validity, legality, enforcement and performance of the other provisions hereof.

Article 19 Notice

1.	Any notice to be given by either party to the other party shall be made in writing and shall be delivered in person or sent by pre-paid registered mail to such party at the following addresses (or any other address informed by the addressee upon a written notice to the addressor five days in advance).

To Party A: Yuxiang Chen Address: 420 Shulin Road, Xinqiao Town, Songjiang District

To Party B: Min Tian Address: 420 Shulin Road, Xinqiao Town, Songjiang District

If either party changes its designated addressee, it shall inform the other party upon a written notice of such change.

2.	It shall be deemed to have been served to a party when the notice is delivered in person and signed by such party.

Article 20 Confidentiality

Both parties agree that, all provisions hereof are confidential and shall not be disclosed to any third party (excluding the intermediaries of the parties hereto such as the financial adviser, accountant, legal council, and so on), unless such disclosure is required by law.

Article 21 Assignment

This Agreement shall be binding on the successor or assignee of either party. However, neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party.

Article 22 Other Provisions

To ensure the property management and maintain the Premises in a good condition for use, Party A’s staff of property management, accompanied by person sent by Party B, may inspect and repair the Premises upon a written notice given 3 working days in advance by Party A, without affecting the production and business of Party B.

Article 23 Governing Laws

The execution, validity, explanation, performance and settlement of dispute hereof shall be governed by the laws and regulations of the PRC and relevant local rules and regulations.

Article 24 Settlement of Dispute

Any dispute arising from the performance of or connected with this Agreement shall be settle by both parties through friendly negotiation. If such dispute fails to be settled by negotiation, either party may bring a lawsuit at the people’s court of Songjiang district.

Article 25 Alteration of the Agreement

If this Agreement has any outstanding matter, it can be settled by a separate written agreement through negotiations between both parties. The said agreement shall be an integrate part hereof and have the same validity hereto.

This Agreement can be revised through negotiations between both parties. Any revision hereof shall be made in writing and shall become effective after being signed by legal representatives or its authorized agents (with power of attorney) of both parties. Before the revision comes into effect, both parties shall perform this Agreement in accordance with the original provisions.

Article 26 Burden of Fees

The defaulting party shall bear any and all fees paid by the observing party to claim rights, including but not limited to attorney fees, notary fees, litigation costs, preservation costs, and so on.

Article 27 Effectiveness

This Agreement shall be executed in six originals. Each party shall hold three originals. This Agreement shall become effective after being signed and sealed by both parties. The paper of design shall be an attachment hereto.

Party A: Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd. [seal: Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd ] Legal Representative (or Authorized Agent)	Party B: Shanghai Mecox Lane International Mailoder Co., Ltd. [seal: Shanghai Mecox Lane International Mailoder Co., Ltd.] Legal Representative (or Authorized Agent)

/s/ Qingtao Xie	/s/ Miao Li

Date: February 28, 2008